EXHIBIT 4.6

NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, NOR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS NOTE NOR SUCH SHARES MAY BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME, EXCEPT UPON (1) SUCH REGISTRATION, OR (2) DELIVERY TO THE ISSUER OF THIS NOTE OR SUCH SHARES OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER, OR (3) THE SUBMISSION TO THE ISSUER OF THIS NOTE OR SUCH SHARES OF OTHER EVIDENCE, REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT ANY SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER WILL NOT BE IN VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR OTHER APPLICABLE SECURITIES LAWS OF ANY STATE, OR ANY RULES OR REGULATIONS PROMULGATED THEREUNDER.

THE PAYMENT OF THE PRINCIPAL OF, AND INTEREST ON, AND ALL OTHER AMOUNTS OWING IN RESPECT OF THE INDEBTEDNESS EVIDENCED BY, THIS NOTE, IS AND SHALL BE EXPRESSLY SUBORDINATED, TO THE EXTENT AND IN THE MANNER SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT DATED EFFECTIVE JULY 1, 1997, OR ANY OTHER SUBORDINATION AGREEMENT NOW OR HEREAFTER EXECUTED AMONG THE COMPANY AND ITS DIRECT AND INDIRECT SUBSIDIARIES, THE PAYEE, THE CHASE MANHATTAN BANK, TEXAS COMMERCE BANK NATIONAL ASSOCIATION (COLLECTIVELY, "LENDERS"), AND THE CHASE MANHATTAN BANK ("AGENT"), AS AGENT FOR LENDERS, OR ANY OTHER SUBORDINATION AGREEMENT HEREAFTER EXECUTED BY PAYEE IN FAVOR OF A HOLDER OF SENIOR INDEBTEDNESS (IN ANY SUCH EVENT, THE "SUBORDINATION AGREEMENT").

                           ISSUE DATE: JULY ___, 1997

                       INNOVATIVE VALVE TECHNOLOGIES, INC.

                       5.5% CONVERTIBLE SUBORDINATED NOTE

NO. 1                           HOUSTON, TEXAS                    $ 1,956,000.00

               INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation with offices at 14900 Woodham Drive, Suite A125, Houston, Texas 77073 (hereinafter referred to as the "Company"), for value received, hereby promises to pay to the order of D. BOWEN KING (the "Payee"), at 8291 Seaview Avenue, Indianola, Washington 98342 the sum of ONE MILLION NINE HUNDRED THOUSAND FIFTY-SIX AND NO/100 DOLLARS ($1,956,000.00), together with interest on the unpaid principal balance hereof from the date hereof until payment in full, in lawful money of the United States of America which shall be legal tender for the payment of debts from time to time, at a per annum rate of Five and One-Half Percent (5.5%) prior to maturity. All past due principal, and, to the extent permitted by applicable law, past due interest, on this

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Note shall bear interest from and after maturity until paid at a per annum rate equal to the lesser of (i) nine percent (9.0%), or (ii) the maximum nonusurious rate allowable under applicable law.

               This 5.5% Convertible Subordinated Note (hereinafter referred to as the "Note") is being issued by the Company pursuant to the terms of a Stock Purchase Agreement dated effective of even date with the date hereof (the "Agreement"), executed by and among the Company, the Payee, E.S. Ries, ("Mr. Ries"), Flickinger-Benicia Inc. ("FBI") and Puget Investments, Inc. ("PII"), as partial consideration for the shares of capital stock of FBI and PII acquired by the Company from the Payee. This Note is one of two (2) 5.5% Convertible Subordinated Notes in an aggregate principal amount of Three Million and No/100 Dollars ($3,000,000) (collectively, the "Notes") issued by the Company on the date hereof to Payee and Mr. Ries. The Notes have terms and provisions identical to one another, other than the principal amounts and the respective payees and the locations of payment thereof.

               1. INTEREST AND PRINCIPAL PAYMENTS. Interest only is payable quarterly on the last day of each calendar quarter, beginning September 30, 1997, and continuing regularly and quarterly on the last day of every December, March, June and September thereafter until June 30, 2004, on which date the entire unpaid principal balance hereof, together with all accrued but unpaid interest, shall mature and become due and payable. If the IPO (as hereinafter defined) does not occur on or before July 1, 1998, then principal shall also become payable in quarterly installments of Forty-Eight Thousand Nine Hundred and No/100 Dollars ($48,900.00) each, payable on the last day of each calendar quarter, commencing September 30, 1998, and continuing regularly through June 30, 2004, on which date the entire unpaid principal balance hereof, together with all accrued but unpaid interest, shall mature and become due and payable. All payments received hereon by Payee shall be applied first to accrued but unpaid interest, and the balance, if any, shall be returned to Maker, except in those instances in which principal payment is required or prepayment is permitted hereunder, in which event such balance shall be applied to the principal remaining unpaid hereon, up to the amount due or permitted to be prepaid, as applicable. As used herein, the term 'IPO" shall mean an underwritten public offering of shares of the Common Stock of the Company (or the common stock of a successor to the Company) (in either such event, the "IPO Shares"), for the account of the Company or such successor, which offering results in net proceeds to the Company or such successor of not less than Fifteen Million Dollars ($15,000,000).

               2. LIMITATIONS ON PREPAYMENTS. This Note may not be prepaid, in whole or in part, prior to July 1, 1998, without the written consent of the Payee. At any time on or after July 1, 1998, the Company may, upon thirty (30) days prior written notice (the period commencing on the date on which such notice is sent and expiring at the close of business on the thirtieth day thereafter being hereinafter referred to as the "Prepayment Notice Period") prepay all, but not less than all, of the unpaid balance hereof, provided that the holder hereof shall maintain its right to convert the outstanding principal amount hereof into fully paid and non-assessable shares of common stock of the Company, par value $.001 per share ("Common Stock"), under paragraph 6(a) of this Note through

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the expiration of the Prepayment Notice Period. Notwithstanding the foregoing or any provision hereof to the contrary, however, no prepayment of this Note shall be attempted or permitted if such prepayment would be or would be deemed to be, with notice or lapse of time or both, or if there has then occurred and is then continuing, a default or an event of default with respect to any Senior Indebtedness, as hereinafter defined, under the terms of the instrument under which such Senior Indebtedness is outstanding; provided however, that the foregoing shall not preclude nor be deemed to preclude a payment by Allwaste, Inc., a Delaware corporation ("Allwaste") under its Guaranty Agreement in favor of Payee of even date herewith (the "Guarantor").

               3. SUBORDINATION AND STANDSTILL PROVISIONS. The Company covenants and agrees, and the Payee, on behalf of Payee and each subsequent holder of this Note, by acceptance hereof likewise covenants and agrees, that notwithstanding any provision of this Note to the contrary, the payment of all indebtedness evidenced by this Note is, to the extent and in the manner hereinafter set forth, subordinated in right of payment to all Senior Indebtedness (as hereinafter defined) of the Company, unless by the terms of the instrument creating or evidencing such Senior Indebtedness it is expressly and specifically provided that such Senior Indebtedness is subordinate or on parity in right of payment to the indebtedness evidenced by this Note. Except as permitted in the immediately following sentence, or unless and until all Senior Indebtedness has been paid in full and no commitment is in existence to advance or create the Senior Indebtedness, no payment shall be made by the Company, directly or indirectly, in respect of the principal of, interest on, premium on, or otherwise owing in respect of, the indebtedness evidenced hereby, and the Payee shall not ask, demand, sue for, take any action to enforce, take or receive, directly or indirectly, in cash or other property, by sale, setoff or in any other manner whatsoever, any amounts owing in respect of the indebtedness evidenced hereby. Notwithstanding any provision of the preceding sentence to the contrary, subject to the terms of the Subordination Agreement (i) so long as there shall exist no default or event of default of which the Payee shall have been given notice (or if notice of a default or event of default shall have been given to the Payee and the Company shall have cured the event without the holder of any Senior Indebtedness accelerating the maturity of such Senior Indebtedness), the Company may make, and the Payee may receive and retain for Payee's account, regularly scheduled accrued interest payments, and regularly scheduled principal payments (if any), as and when such interest or principal payments are due on the indebtedness evidenced hereby, and (ii) this Note shall always be and remain convertible into Common Stock in accordance with the provisions of Section 6 hereof, notwithstanding any default or event of default with respect to any Senior Indebtedness. For purposes of this Note, the term "Senior Indebtedness" shall mean and include (i) indebtedness of the Company for money heretofore, now or hereafter borrowed by the Company, or by any subsidiary of the Company and guaranteed by the Company, from any bank or banks, savings and loan association or associations, insurance company or companies, or other institutional lender or lenders, including any modifications, renewals, extensions, rearrangements, increases or refinancings of indebtedness of the kind described in this clause (i), and (ii) such other indebtedness of the Company as to which the Payee (or other holder hereof) consents in writing. The term "Senior Indebtedness" expressly includes all indebtedness, obligations and liabilities of (i) the Company, whether currently outstanding or hereafter incurred, under any Credit Agreement or similar instrument executed or to be executed among the Company and/or the direct and indirect subsidiaries of the Company, and the Agent, as agent for Lenders, or any other document or instrument evidencing, securing, guaranteeing, or in any way pertaining to the Loans, as such term is defined in any such Credit Agreement, and all other indebtedness, obligations, and liabilities owing by the Company to the Lenders howsoever evidenced, whether now or hereafter existing for principal or interest (including without limitation interest accruing after the commencement of any proceeding referred to in Section 3 of the Credit Agreement), or for fees, expenses or otherwise, and (ii) the Company under any Credit Agreement or similar instrument between the Company and/or any of its direct or indirect subsidiaries and Texas Commerce Bank National Association, or any other document or instrument evidencing, securing, guaranteeing or in any way pertaining to the Loans, as such term is defined in any such Credit Agreement, and expressly including all Obligations, as such term is defined in such Credit Agreement. Each holder of this Note agrees, solely for the benefit of holders of Senior Indebtedness, that (i) no consent of any holder of this Note shall be required for any modification, renewal, extension, rearrangement, increase or refinancing of any Senior Indebtedness, or waiver of any guaranty therefor, or release of any collateral securing payment thereof, or any other alteration of the relationship between the Company and any holder of Senior Indebtedness, and (ii) at the request of the Company, the holder hereof will promptly execute a subordination agreement substantially in the form attached to the Agreement as Exhibit A. The subordination provisions of this Section 3 shall not limit or impair the obligations of Allwaste under the Guaranty, upon the expiration of the standstill period described in Section 3(d) hereof.

               (a) SUBORDINATION UPON DISTRIBUTION OF ASSETS. Upon any distribution of the assets of the Company in connection with any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Company or otherwise), the holders of all Senior Indebtedness shall first be entitled to receive payment in full, in accordance with the terms of such Senior Indebtedness, of the principal thereof (and premium, if any) and the interest accrued but unpaid thereon, if any, before any holder of this Note is entitled to receive any payment upon the principal or accrued but unpaid interest evidenced by this Note; and, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than shares of stock of the Company as reorganized or adjusted or readjusted, the payment or distribution of which is subordinate to the payment of all Senior Indebtedness which may at the time be outstanding and which is provided for by a plan of reorganization or readjustment which does not alter the rights of the holders of Senior Indebtedness at the time outstanding), to which the holder of this Note would be entitled except for the provisions of this paragraph (a), shall be made by the liquidating trustee or agent or other persons making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture

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
        under which such instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of (and premium, if any) and accrued but unpaid interest on the Senior Indebtedness held or represented by each, to the extent necessary to pay in full all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. In the event that, notwithstanding the foregoing, upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than shares of stock of the Company as reorganized or adjusted or readjusted, the payment or distribution of which is subordinate to the payment of all Senior Indebtedness which may at the time be outstanding and which is provided for by a plan of reorganization or readjustment which does not alter the rights of the holders of Senior Indebtedness at the time outstanding), shall be received by a holder of this Note before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the holders of such Senior Indebtedness or their representative or representatives or to the trustee under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Senior Indebtedness remaining unpaid until all of such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of any such Senior Indebtedness.

               (b) MATURITY OF OTHER INDEBTEDNESS. Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all outstanding principal of and accrued but unpaid interest on all such matured Senior Indebtedness shall first be paid in full before any payment on account of principal of or interest on this Note is made.

               (c) DEFAULT ON SENIOR INDEBTEDNESS. Upon a default in the payment of principal or interest with respect to any Senior Indebtedness, or upon the happening of any default or event of default with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof, and during the continuance of any such default or event of default, no amount shall be paid by the Company, and the holder of this Note shall not be entitled to receive any amount, in respect of the principal of or interest on this Note, unless and until such default shall have been remedied or waived.

               (d) STANDSTILL. Notwithstanding the provisions of Section 5 hereof, for so long as any Senior Indebtedness, principal or interest, remains outstanding and unpaid, upon the occurrence of any Event of Default described under Section 4(a), 4(b) or 4(d) hereof, the holder of this Note shall have no right to declare the indebtedness evidenced by this Note due and payable, or to exercise any remedies to enforce the collection of obligations evidenced hereby, without obtaining the prior written consent of the holders of at least 50% of the principal indebtedness outstanding under the Notes. Once such written consent has been obtained, the holder of this Note may declare that the indebtedness evidenced hereby shall become due and payable, and this Note shall then become due and payable, upon the expiration of ninety (90) days after the date on which written notice of such declaration is sent by the holder hereof to the Company. Upon the occurrence of an Event of Default described under Section 4(c) hereof, the holder of this Note may exercise such holder's remedies hereunder, including the right to accelerate payment hereof pursuant to Section 5, but the holder of this Note shall remain subordinate in right of payment in all respects to the holders of Senior Indebtedness as set forth in this Section 3.

               (e) SUBROGATION. Subject to the payment in full of all Senior Indebtedness, the holder of this Note shall be subrogated to the rights of the holders of all Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until this Note shall be paid in full. None of the payments or distributions to holders of the Senior Indebtedness to which the holder of this Note would be entitled but for the provisions of the foregoing paragraphs (a) through (d) of this Section 3 shall, as between the Company, its creditors, and the holder of this Note, be deemed to be a payment by the Company to or on account of Senior Indebtedness of the Company; it being understood that the subordination provisions of this Note are and are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Indebtedness on the other hand. Nothing contained in this Note is intended to or shall impair, as between the Company, its creditors, and the holders of this Note, the obligation of the Company to pay to the holder of this Note the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holder of this Note and the creditors of the Company other than holders of Senior Indebtedness.

               (f) RELIANCE BY HOLDERS OF SENIOR INDEBTEDNESS. Each holder of this Note acknowledges and agrees that each holder of Senior Indebtedness, whether outstanding at the date of this Note or incurred hereafter, shall have extended credit to the Company, or shall have purchased or accepted or will purchase or accept such Senior Indebtedness, in reliance upon the subordination and standstill provisions contained in this Note.

               (g) EFFECT. If the Company fails because of this Section 3 to make a payment, principal or interest, otherwise due under this Note, such failure shall nonetheless become an Event of Default as set forth in Section 4.

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
               (h) GUARANTY. No provision of this Section 3 shall preclude, nor be deemed to preclude, any payment by Allwaste under the Guaranty in accordance with the terms of the Guaranty.

               4. EVENTS OF DEFAULT. The occurrence and continuation of any one of the following events or conditions shall constitute an "Event of Default":

               (a) The Company fails to make any payment, principal or interest, within ten (10) business days after the date such payment is due under any of the Notes;

               (b) An event of default occurs under any arrangement with any holder of Senior Indebtedness and the Senior Indebtedness is accelerated and not reinstated;

               (c) The Company makes an assignment for the benefit of creditors or becomes insolvent or unable to pay its debts generally as they become due, or applies to any tribunal for the appointment of a trustee or receiver for a substantial part of the assets of the Company, or commences any proceedings relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debts, dissolution or other liquidation law of any jurisdiction; or any such application is filed, or any such proceedings are commenced against the Company and the Company indicates its consent to such proceedings, or an order is entered appointing such trustee or receiver, or approving the petition in any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation proceedings, and such order remains in effect for one hundred twenty (120) days; or

               (d) The Company fails to perform any of its obligations under the Agreement or this Note (other than the payment obligation described in Section 4(a) hereof) within thirty (30) days after receipt from Payee of written notice of such failure to perform.

               5. REMEDIES. Subject to the provisions of Section 3(d) hereof, upon the occurrence of an Event of Default other than as described in Section 4(c) hereof, the Payee or other holder of this Note may declare the entire unpaid principal of this Note, and all accrued but unpaid interest thereon, at once due and payable, and upon the occurrence of an Event of Default under
Section 4(c) hereof, the entire unpaid principal of this Note and all accrued but unpaid interest thereon shall automatically be declared at once due and payable, and upon any such declaration the principal of this Note and such accrued but unpaid interest shall become and be immediately due and payable, and the Payee or any other holder of this Note may, subject to the provisions of
Section 3(d) hereof, thereupon proceed to protect and enforce its rights, either by suit in equity or by action at law or by other appropriate proceedings, whether for specific

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
performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Payee or such other holder. The foregoing shall not affect the relative rights and obligations as between any holder of Senior Indebtedness and the Payee or other holder hereof; as between such parties,
Section 3 shall control the exercise of remedies.

               6.     CONVERSION RIGHTS.

               (a) AT THE OPTION OF HOLDER. From the date of the closing of the IPO (as defined in Section 1 hereof) through the earlier of the maturity date or the expiration of the Prepayment Notice Period (as defined in Section 2 hereof), the holder of this Note shall have the right to convert all, but not less than all, of the outstanding principal amount of this Note into shares of Common Stock at a price equal to 130% of the IPO Price, as hereinafter defined (the "Initial Conversion Price") (the Initial Conversion Price, as same may hereinafter be adjusted from time to time pursuant to the provisions hereof being referred to herein as the "Conversion Price"), and otherwise on and subject to the terms and conditions set forth in paragraphs 6(c) through 6(i). As used herein, the term "IPO Price" shall mean the initial issuance price per share of the Common Stock issued in the IPO, without giving effect to any underwriting discounts or commissions. The holder of this Note may exercise such holder's right to convert all, but not less than all, of the outstanding principal amount of this Note into shares of Common Stock by (i) giving written notice to the Company that such holder elects to convert the outstanding principal amount into Common Stock,
        (ii) stating in such written notice the denominations in which such holder wishes the certificate or certificates for Common Stock to be issued, and (iii) surrendering this Note to the Company.

               (b) AT THE OPTION OF THE COMPANY. If the average closing price per share of Common Stock (as reported by the principal securities exchange or trading market, as the case may be, on which the Common Stock is then traded) during a period of 20 consecutive trading days occurring after the expiration of eighteen (18) months from the date of closing of the IPO (such 20-day average being referred to herein as the "Average Price") equals or exceeds one hundred fifty percent (150%) of the IPO Price (a "Special Conversion Event"), the Company may, at its option exercisable in its sole discretion at any time following such Special Conversion Event, convert all (but not less than all) of the outstanding principal balance of this Note into fully paid and non-assessable shares of Common Stock at the Conversion Price then in effect. If the Company elects pursuant to this Section 6(b) to convert this Note into Common Stock, the Company shall send notice (the "Company Conversion Notice") to the holder hereof at the address specified above (or such other address as may have been designated in writing by the holder). Such conversion shall be deemed to have been effected immediately upon the mailing of the Company Conversion Notice,

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
        whereupon the person or persons entitled to receive the Common Stock deliverable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock, and this Note shall be deemed to represent only the right to receive certificates representing the number of shares of Common Stock, plus cash in lieu of fractional shares in accordance with this Section 6, into which this Note has been so converted. The Company Conversion Notice shall specify
        (i) the date the conversion was effected, (ii) the Conversion Price,
        (iii) the number or amount of any securities and property as hereinafter provided into which the Note has been converted, (iv) the place or places that this Note is to be surrendered upon conversion, and (v) that on or after the effective date of the conversion, interest will cease to accrue on this Note.

               (c) ACCRUED INTEREST; FRACTIONAL SHARES; CONVERSION DATE. In the event of any conversion, the Company will, as soon as practicable after surrender of this Note and compliance by the holder hereof with any other conditions herein contained, cause to be issued and delivered to the surrendering holder certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with any unpaid interest on the principal amount converted accrued through the Conversion Date, as hereinafter defined. The Company shall not issue fractional shares of Common Stock upon conversion or script in lieu thereof, but the number of shares of Common Stock to be received by any holder upon conversion shall be rounded down to the next whole number and the holder shall be entitled to payment for the fractional share in cash at the then applicable Conversion Price. Such conversion shall be deemed to have been made as of the close of business on the date the notice of conversion is sent by or delivered to the Company, as applicable, in accordance with the notice provisions hereinafter set forth (the close of business on such date being herein sometimes called the "Conversion Date"), so that the persons entitled to receive the shares of Common Stock upon conversion of the principal amount hereof shall be treated for all purposes as having been the record holder or holders of such shares of Common Stock at such time.

               (d) SUBDIVISIONS, COMBINATIONS, DIVIDENDS OR DISTRIBUTIONS OF STOCK. In the event that, while this Note shall remain outstanding, the Company shall at any time subdivide or combine the outstanding shares of Common Stock, or issue additional shares of Common Stock as a dividend or other distribution on the Common Stock, the Conversion Price shall be proportionately adjusted so that, with respect to each such subdivision of shares or stock dividend or stock distribution, the number of shares of Common Stock deliverable upon conversion of this Note shall be increased in proportion to the increase in the number of then outstanding shares of Common Stock resulting from such subdivision of shares or stock dividend or stock distribution, and, with respect to each such combination of shares, the number of shares of Common Stock deliverable upon conversion of this

        Note shall be decreased in proportion to the decrease in the number of then outstanding shares of Common Stock resulting from such combination of shares. Any such adjustment in the Conversion Price shall become effective, in the case of any subdivision or combination of shares, at the close of business on the effective date thereof, and, in the case of any such stock dividend or stock distribution, at the close of business on the record date fixed for the determination of stockholders entitled thereto, or on the first business day during which the stock transfer books of the Company shall be closed for the purpose of such determination, as the case may be. No adjustment shall be made by reason of the issuance of shares of Common Stock or of any securities convertible into shares of Common Stock in exchange for cash, property or services, or in any event other than those specifically set forth in this Section 6.

               (e) OTHER NONCASH DIVIDENDS. In the event that, while this Note shall be outstanding, the Company shall distribute to the holders of its Common Stock as a class any assets (other than stock dividends or distributions) or evidences of indebtedness, the Company shall, concurrently therewith reduce the Conversion Price by the amount of the value per share of such distribution, but in no event shall the Conversion Price be or become less than the par value per share of Common Stock. The provisions of this paragraph (e) shall similarly apply to successive distributions to holders of Common Stock.

               (f) LIQUIDATION, DISSOLUTION, CONSOLIDATION, MERGER, SALE, RECLASSIFICATION. In the event that, while this Note shall remain outstanding, there shall be any liquidation or dissolution of the Company, consolidation or merger of the Company with another corporation, sale to another corporation of all or substantially all of the assets of the Company, or reclassification of the Common Stock of the Company into securities including other than Common Stock, then the holder of this Note shall thereafter have the right to convert the outstanding principal amount of this Note (or such other stock or securities) into the kind and amount of shares of stock and other securities and property receivable upon such liquidation, dissolution, consolidation, merger, sale of assets or reclassification by a holder of the number of shares of Common Stock into which the outstanding principal amount of this Note could have been converted immediately prior to such liquidation, dissolution, consolidation, merger, sale or reclassification. The instruments effecting such liquidation, dissolution, consolidation, merger, sale or reclassification, and, where appropriate, the certificate of incorporation of the surviving or resulting or purchasing corporation shall provide for such conversion rights, and the provisions of this paragraph (f) shall similarly apply to successive liquidations, dissolutions, consolidations, mergers, sales or reclassifications. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to Common Stock in

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
        this Section 6 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

               (g) RESERVATION OF ADEQUATE SHARES. The Company shall at all times reserve and keep available out of its authorized Common Stock, for issuance upon conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the Notes. All shares of Common Stock which shall be so issuable shall, when so issued upon any such conversion, be duly and validly issued and fully paid and nonassessable.

               (h) DELIVERY OF CERTIFICATES. If the outstanding principal amount of this Note shall be converted within any period during which the transfer books for the Company's Common Stock are closed for any purpose, the Company shall not be required to make delivery of certificates for Common Stock until the date of the reopening of such transfer books.

               (i) NO SHAREHOLDER RIGHTS. This Note shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company, or to any other rights whatsoever except the rights herein expressed and such as are set forth, and no dividends shall be payable or accrue in respect of this Note or the interest represented hereby or the Common Stock purchasable hereunder until or unless, and except to the extent that, the outstanding principal amount hereof shall be converted.

               7. IMMUNITY. This Note and the indebtedness and obligations evidenced hereby are solely corporate indebtedness and obligations, and no personal liability whatsoever shall attach to or be incurred by any past, present or future officer, director, shareholder, agent, attorney or employee of the Company, under or by reason of any of the obligations, covenants or agreements contained in or implied by this Note or the Agreement. No provision of this Section 7 shall limit, or be construed to limit, Allwaste's obligation under the Guaranty.

               8. NOTICES. All notices, requests, consents, and other communications required or permitted under this Note shall be in writing and shall be deemed, unless otherwise provided, to have been delivered on the date mailed, postage prepaid, by certified mail, return receipt requested, or on the date personally delivered:

                (i) If to the Payee, to the address of the Payee set forth above, with a copy of such notice to Mr. George S. Holzapfel, Lasher Holzapfel Sperry & Ebberson, PLLC 2600 Two Union Square, 601 Union Street, Seattle, Washington 98101;

                (ii) If to the Company, to the address of the Company set forth above, Attention: President, with a copy of such notice to Mr. David A. Jones, Jr.,

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
        Boyer, Ewing & Harris Incorporated, Nine Greenway Plaza, Suite 3100, Houston, Texas 77046;

               (iii) If to any holder other than the Payee, to such address as may have been designated by notice given the Company by such holder, with a copy of such notice to Mr. George S. Holzapfel, Lasher Holzapfel Sperry & Ebberson PLLC, 2600 Two Union Square, 601 Union Street, Seattle, Washington 98101;

               (iv) If to any holder of Senior Indebtedness, to such address as may have been designated by notice given the Company by such holder, which the Company will provide to the holder of this Note upon request.

The Company, the Payee or any other holder hereof may designate a different address by notice given in accordance with the foregoing.

               9. USURY. It is expressly provided and stipulated that notwithstanding any provision of this Note or any other instrument evidencing or securing the indebtedness evidenced hereby, in no event shall the aggregate of all interest paid by the Company to the Payee hereunder ever exceed the Maximum Nonusurious Rate of interest which may lawfully be charged the Company under the laws of the State of Texas or the United States Federal Government, as applicable, on the principal balance of this Note remaining unpaid. If under any circumstances the aggregate amounts paid on the indebtedness evidenced by this Note prior to and incident to the final payment hereof include amounts which by law are deemed interest and which would exceed the Maximum Nonusurious Rate of interest which could lawfully have been charged or collected on this Note, the Company stipulates that (a) any non-principal payment shall be characterized as an expense, fee, or premium rather than as interest, and any excess shall be credited hereon by the holder hereof (or, if this Note shall have been paid in full, refunded to the Company); (b) determination of the rate of interest for determining whether the indebtedness evidenced hereby is usurious shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the full stated term of such indebtedness, all interest at any time contracted for, charged, or received from the Company in connection with such indebtedness, and any excess shall be canceled, credited or refunded as set forth in (a) herein.

               In connection with Article 5069-1.04, Vernon's Annotated Civil Statutes, as amended, the Company hereby agrees that the "Maximum Nonusurious Rate of interest" which may be charged as herein contemplated shall be the indicated rate ceiling from time to time in effect as defined by said article, as amended, provided that Payee may also rely on any alternative Maximum Nonusurious Rate of interest provided by other applicable laws if such other rates are higher than that allowed by said Article, as amended.

               THIS NOTE, THE AGREEMENT, THE SUBORDINATION AGREEMENT AND ALL DOCUMENTS, INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH, REPRESENT THE FINAL AGREEMENT

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
BETWEEN THE COMPANY AND PAYEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE COMPANY AND THE PAYEE. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE COMPANY AND PAYEE.

               THIS NOTE IS SUBJECT TO FINAL ACCEPTANCE IN, AND ALL TERMS, OBLIGATIONS, AND PROVISIONS OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF TEXAS.

               IN WITNESS WHEREOF, the Company has authorized this Note to be executed in its corporate name by its duly authorized officer as of the date first above written.


                                             INNOVATIVE VALVE TECHNOLOGIES, INC.

                                             By:________________________________
                                                 CHARLES F. SCHUGART
                                                 Senior Vice President

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